ENDORSED-FILED
                                        In the Office of the Secretary of State
                                                                   of the State
                                                                  of California

                                                                    AUG 20 1999

                                                  BILL JONES Secretary of State

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                               STARUNI CORPORATION

The Undersigned certify that:

1. They are the President and Secretary, respectively of Staruni Corporation, a Corporation;

2. Article Fifth of the Articles of Incorporation of this Corporation is amended to read as follows:

         "The Corporation is authorized to issue two classes of stock, to be designated as "Common Stock" and "Class B Preferred Stock." The number of authorized shares of "Common Stock" is 250 Million Shares which have no par value. The number of authorized shares of "Preferred Stock" is 50 Million Shares which have no par value. The Board of Directors is authorized to determine the rights, preferences and restrictions granted to or imposed upon the "Class B Preferred Stock."

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
         Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 12,757,000 shares of "Common Stock" and no shares of "Preferred Stock." The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of "Common Stock."

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  June 15, 1999

/s/  Bruce D. Stuart
-----------------------------------
By:  Bruce D. Stuart, President



/s/  Sandra Gonzales
-----------------------------------
By:  Sandra Gonzales, Secretary

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